Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Optimum Communications, Inc. ("Optimum Communications") hereby certifies, to such officer's knowledge, that Optimum Communications' Annual Report on Form 10-K for the year ended December 31, 2025 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Optimum Communications.

Date:	February 13, 2026	By:	/s/ Dennis Mathew
Dennis Mathew
Chief Executive Officer

Date:	February 13, 2026	By:	/s/ Marc Sirota
Marc Sirota
Chief Financial Officer